Exhibit 99.1

Cost-U-Less, Inc. Discloses Record of Financial Adviser Engagements

Bellevue, WA, January 30, 2007

Cost-U-Less, Inc. (the “Company”)(Nasdaq: CULS) today disclosed that its Board of Directors has on several occasions over the past six years engaged professional financial advisers to assist in evaluating strategic alternatives. The Company’s disclosures, filed today with the U.S. Securities & Exchange Commission, were made in response to statements made in earlier SEC filings by certain shareholders, suggesting that the Board of Directors should engage an investment banker to help explore alternatives for enhancing value and liquidity for shareholders. Cost-U-Less’s Chief Executive Officer, J. Jeffrey Meder, explained that “Even though we have stated publicly on numerous occasions that our Board is continually exploring and evaluating ways to increase shareholder value, these recent public suggestions may have created the opposite impression. We feel that our shareholders will benefit from a more accurate view of how much attention our Board is paying to this important subject.”

Since conducting its initial public offering in 1998, Cost-U-Less’s Board of Directors has formally engaged three outside financial advisers, on four separate occasions, during the period from 2000 to 2004 and most recently in 2006. These engagements were primarily broad mandates to examine a range of potential strategic opportunities, and in some cases involved assessment of specific opportunities that were under consideration. Strategic alternatives examined have included not only potential business combinations but also acquisition or divestiture opportunities, strategic partnering opportunities and potential equity financings, as well as alternative uses for the Company’s cash and borrowing capacity such as possible expansion of the stock repurchase programs the Company has implemented periodically since 2001.

In December 2002, the Company engaged Delafield & Hambrecht, Inc., a Seattle-based investment banker, to help identify and assess potential acquirors and other strategic opportunities. Delafield Hambrecht had largely concluded this initial assignment by mid-2003. Later, in December 2003, the Cost-U-Less Board renewed its engagement of Delafield Hambrecht for an additional 12-month period. Less than a year after expiration of this engagement, in November 2005, Delafield Hambrecht's chief executive officer, John D. Delafield, announced in an SEC filing that he and his firm and other related parties had acquired more than 7% beneficial ownership of the Company's outstanding common shares. Later SEC filings by the Delafield group have disclosed an increase of its beneficial ownership to 9.5%, and have also included letters to Cost-U-Less management suggesting, among other things, that the Company hire an investment banker to explore strategic alternatives. Mr. Delafield has publicly indicated that his group is itself interested in possibly acquiring the Company.

In November 2006, Cost-U-Less engaged its current financial adviser, Cascadia Capital, LLC, to assist the Board of Directors in exploring a range of strategic alternatives. Cascadia Capital is a Seattle-based investment bank focused on serving emerging growth and middle market companies. Cascadia Capital employs 20 professionals and offers its clients a nationally recognized M&A advisory practice.

“Our corporate policy is, of course, not to comment publicly on the nature or content of the Board’s ongoing strategic deliberations and related activities, and that will not change," said Mr. Meder. "While the Board continues to evaluate strategic alternatives, however, management will focus on ways to build value for our shareholders, including efforts to increase earnings, respond to competition and identify opportunities for future growth.”

Cost-U-Less currently operates eleven stores in the Caribbean and Pacific region: U.S. Virgin Islands (2), Netherlands Antilles (2), Hawaiian Islands (2), California (1), Guam (2), American Samoa (1), and Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com

Forward Looking Statements

This press release contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including those related to the Company’s exploration of strategic alternatives, and efforts to increase earnings, respond to competition and identify opportunities for future growth are all based on currently available operating, financial, and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including that the Company’s efforts to identify a strategic alternative, even as assisted by the engagement of a financial adviser, may not successfully lead to the identification or implementation of a strategic alternative, and that any strategic alternative identified by the Company may not be attractive to shareholders and may not result in enhanced shareholder value. In addition, the Company’s ability to operate profitably in existing markets and to expand into new markets may be adversely affected by competing warehouse clubs or discount retailers. Other risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated include those risks and uncertainties detailed in the Company’s filings with the SEC.

For further information, contact:
Martin Moore
VP-Chief Financial Officer
Email: mmoore@costuless.com
425-945-0213